Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF COLUMBIA

UNITED WESTERN BANK,
700 17th Street, Suite 750
Denver, Colorado 80202

UNITED WESTERN BANCORP, INC., Individually and On Behalf of United Western Bank as Sole Shareholder of United Western Bank,
700 17th Street, Suite 750
Denver, Colorado 80202

GUY A. GIBSON, Individually and On Behalf of United Western Bank and United Western Bancorp, Inc.,
700 17th Street, Suite 750
Denver, Colorado 80202

MICHAEL J. MCCLOSKEY, Individually and On Behalf of United Western Bancorp, Inc.,
700 17th Street, Suite 750
Denver, Colorado 80202

JAMES H. BULLOCK, Individually and On Behalf of United Western Bank and United Western Bancorp, Inc.,
700 17th Street, Suite 750
Denver, Colorado 80202

CHARLES J. BERLING, Individually and On Behalf of United Western Bank,
700 17th Street, Suite 750
Denver, Colorado 80202

ROBERT T. SLEZAK, Individually and On Behalf of United Western Bancorp, Inc.,
700 17th Street, Suite 750
Denver, Colorado 80202

Plaintiffs,

v.

OFFICE OF THRIFT SUPERVISION,
1700 G Street NW
Washington, DC 20552

JOHN E. BOWMAN, in his capacity as Acting Director of the Office of Thrift Supervision,
1700 G Street NW
Washington, DC 20552

FEDERAL DEPOSIT INSURANCE CORPORATION, in its Corporate Capacity,
550 17th Street NW
Washington, DC 20429

FEDERAL DEPOSIT INSURANCE CORPORATION, in its capacity as Receiver for United Western Bank,
550 17th Street NW
Washington, DC 20429

Defendants.

COMPLAINT

1. United Western Bank (“United Western” or the “Bank”), by and through plaintiffs United Western Bancorp, Inc. (“UWBI”), and the individual plaintiffs in their capacity as directors of the Bank prior to its unlawful seizure by Defendants and directors and/or officers of UWBI, bring this complaint pursuant to 12 U.S.C. § 1464(d)(2)(B) for an order requiring Defendants Office of Thrift Supervision (“OTS”) and OTS Acting Director John E. Bowman (the “Acting Director”) to remove the Defendant Federal Deposit Insurance Corporation (“FDIC”) as receiver of United Western.  The receivership and seizure order, issued on January 21, 2011, is arbitrary and capricious and lacked any basis in applicable law.

PRELIMINARY STATEMENT

2. The Defendants have in this case profoundly abused their enormous powers to protect the banking system and the FDIC Deposit Insurance Fund by seizing an economically viable bank with over $400 million in available cash – fully 20% of its total assets at the time.  Defendants’ did so based upon a sudden and irrational rejection of the Bank’s proven business model as a community bank that also performed settlement and processing services for trust, settlement, clearing, and escrow companies (the “Institutional Depositors”).  Defendants conducted regular examinations of the Bank for 16 years, were aware of the Bank’s business model, and had not objected to it.  In 2010, Defendants suddenly rejected the Bank’s business model and commenced an arbitrary and capricious course of action that culminated in the unlawful seizure of the Bank.  Defendants’ efforts to convert their new found bias for traditional community banking into statutory grounds to close down the Bank must be rejected since there was no rational and legitimate ground to seize the Bank.

3. Defendants’ illegal seizure of United Western will, according to the FDIC, likely cause a loss to the Deposit Insurance Fund of over $312 million.  Such loss would not have occurred but for the seizure and has completely erased UWBI’s equity interest in the Bank as the Bank’s sole shareholder, and essentially all of the equity interests of UWBI’s public shareholders.  At the time of the seizure, UWBI and the Bank had made significant strides towards closing on a $200 million recapitalization transaction that would have further strengthened the Bank’s capital position and likely avoided this staggering and wholly unnecessary loss to the Deposit Insurance Fund.

4. On January 21, 2011, the Acting Director, in cooperation with the FDIC, seized United Western and appointed the FDIC receiver based on three alleged grounds: (i) the Bank was undercapitalized and failed to submit an acceptable capital restoration plan (“CRP”) within the time prescribed by statute; (ii) the Bank was likely to be unable to pay its obligations or meet its depositors’ demands in the normal course of business; and, (iii) the Bank was in an unsafe or unsound condition to transact business.  None of these grounds existed at the time of the seizure.

The OTS Failed to Give the Bank a Reasonable Period of Time
to Submit a Capital Restoration Plan

5. The Acting Director, without any reasonable basis, concluded that United Western had failed to submit a CRP acceptable to the OTS.  However, despite the statutory requirement that institutions be given a reasonable time to submit a CRP, the OTS demanded that United Western submit a CRP within seven days, a clearly unreasonable request in excess of its statutory authority.  12 U.S.C. § 1831o(e)(2).

6. The Bank’s capital position provided no basis to accelerate the standard 45 day time frame for filing a CRP.  The only reason the Bank’s stated total risk-based capital ratio of 7.8 percent was 0.2 percent below the 8.0 percent ratio required to be considered adequately capitalized was because the OTS, on December 3, 2010, ordered the Bank to take a capital write-down with the intent of lowering the Bank’s capital ratio just as much as was necessary to create the illusion that the Bank was not adequately capitalized.  But for the OTS’s arbitrary and capricious directive, the Bank would have remained within the technical definition of adequately capitalized and not been subject to the requirement that it submit a CRP.

7. Upon information and belief, the seizure of a bank with a reported total risk-based capital ratio of 7.8 percent and a pending recapitalization is unprecedented.  If the standard applied by the OTS to United Western was uniformly applied to banks across the country, a significant number of those banks would be subject to immediate seizure.  The majority of the institutions closed by the OTS in 2009 and 2010 were critically undercapitalized, meaning that the ratio of tangible equity to total assets was less than 2 percent.  A number of these institutions were insolvent; for example, one of these institutions had a core capital ratio of negative 7.11 percent and a total risk-based capital ratio of negative 7.36 percent.

8. Upon information and belief, the OTS has not accepted any CRP submitted to it during this financial crisis.  Instead, the OTS appears to reject CRPs as a matter of course, regardless of merit, and then asserts that the failure to submit an acceptable CRP is grounds for receivership.  The rejection of United Western’s CRP was part of this unreasonable pattern by the OTS.

The Bank Was Financially Secure and Had Ample Liquidity
to Pay Its Obligations and Meet Depositor Demands

9. No grounds existed for the Acting Director to reasonably conclude that United Western was likely to be unable to pay its obligations or meet its depositors’ demands in the normal course of business.  The liquidity concerns asserted by the OTS and FDIC were based on their unfounded disapproval of the Bank’s 17 year-old business model and a fundamental misunderstanding of the Bank's long-term, contractual relationships with the Institutional Depositors.  There was no rational basis for the OTS or FDIC to conclude that the Bank would not continue to effectively manage the Institutional Depositor relationships as the Bank had for almost two decades, including through the worst of the financial crisis in 2008 and going forward.  The Institutional Depositors would have maintained funds on deposit absent an arbitrary or capricious action by the OTS or FDIC to force withdrawal of such funds.  The Bank repeatedly, most recently as of January 20, 2011, advised the OTS that this was the case.

10. At the time of the unlawful seizure, United Western’s liquidity position was secure.  United Western’s policy was to keep no less than $100 million in cash.  On January 21, 2011,

United Western had over $403 million in available cash supporting approximately $1.6 billion in deposits and approximately $2.1 billion in total assets.  Industry practice is for cash to be 1.5 to 4 percent of total assets; United Western maintained cash equal to approximately 20 percent of total assets.  The OTS, however, unreasonably rejected the extensive evidence contrary to its predetermined conclusion that the Bank was likely to face a liquidity crisis.

United Western Was Operating in a Safe and Sound Condition

11. No rational basis existed for the Acting Director to conclude that United Western was in an unsafe or unsound condition to transact business.  The Acting Director’s determination was nothing more than a restatement of the other two asserted grounds for seizure, which did not exist.

12. The Acting Director, without a rational basis, determined that United Western had an unsafe or unsound concentration of institutional deposits.  As admitted by the OTS in the receivership order, this concentration had been in place throughout the Bank’s history without objection from the OTS.

13. The Acting Director, without a rational basis, also determined that the Bank was operating without adequate liquidity, without an adequate liquidity plan, and without proper regard for funds management.  United Western was not experiencing a liquidity crisis, as demonstrated by its substantial cash on hand, the historical performance of the Institutional Depositors, and new commitments from the Institutional Depositors to not withdraw deposits pending consummation of the recapitalization.  Furthermore, the Bank had recently updated its liquidity plan, which was submitted to the OTS and demonstrated a clear focus and priority on fund management.

14. The Acting Director, without a rational basis, also determined that the Bank was operating in an unsafe or unsound condition as a result of a combination of liquidity strain, classified assets, operating losses and “insufficient capital and no realistic prospects for raising capital in the short term.”  This determination completely ignored the pending recapitalization transaction, which continued to progress towards a successful close in the near term in spite of numerous regulatory roadblocks.

15. Thus, as clearly demonstrated by the facts alleged herein, there was no rational basis for the Defendants to form a reasoned opinion that any of the statutory grounds for the appointment of a receiver existed and the receivership must be reversed.

JURISDICTION AND VENUE

16. This Court has jurisdiction over this action under 12 U.S.C. § 1464(d)(2)(B), 12 U.S.C § 1819(b)(2)(A) and 28 U.S.C. § 1331.

17. Venue is proper in this Court under 12 U.S.C. § 1464(d)(2)(B) and 12 U.S.C § 1819(b)(2)(A).

PARTIES

18. Plaintiff United Western was a federal savings bank with its principal place of business in Denver, Colorado.  As a federal savings bank, United Western was regulated by the OTS and its customers’ deposit accounts were insured by the FDIC.

19. Plaintiff UWBI was the sole shareholder of United Western.  UWBI is incorporated in the State of Colorado, and has its principal place of business at 700 17th Street, Suite 750, Denver, Colorado 80202.  UWBI is authorized by its Board of Directors to file this suit on behalf of United Western and on its own behalf.

20. Guy A. Gibson was Vice Chairman of the Board of Directors of United Western and is Chairman of the Board of Directors of UWBI.  He brings this suit on behalf of United Western, UWBI, and individually.

21. Michael J. McCloskey is a director of UWBI and Executive Vice President, Chief Operating Officer, and General Counsel of UWBI.  He brings this suit on behalf of UWBI and individually.

22. James H. Bullock was a director of United Western and is a director of UWBI and brings this suit on behalf of United Western, UWBI and individually.

23. Charles J. Berling was a director of United Western and brings this suit on behalf of United Western and individually.

24. Robert T. Slezak is a director of UWBI and brings this suit on behalf of UWBI and individually.

25. UWBI, as the Bank’s sole shareholder, UWBI’s directors, and the Bank’s pre-receivership directors, constitute the real parties in interest and can maintain this action under 12 U.S.C. § 1464(d)(2)(B) in the name of United Western to challenge the receivership.

26. Defendant OTS currently is a federal agency of the United States with its principal place of business in Washington, DC.  The OTS currently is authorized by statute to examine, supervise and regulate savings associations, including United Western.  The OTS may also, if one or more of the grounds specified in 12 U.S.C. § 1821(c)(5) exist, appoint the FDIC as receiver of an insured savings association.  12 U.S.C. § 1464(d)(2).

27. Defendant John E. Bowman is Acting Director of the OTS.

28. Defendant FDIC is a federal agency of the United States with its principal place of business in Washington, DC.  The powers of the FDIC, in its corporate capacity, include authorization to exercise secondary regulatory authority over insured depository institutions and to act as receiver for seized institutions.  12 U.S.C. § 1819.

29. On January 21, 2011, the FDIC was unlawfully appointed receiver of United Western.  Upon its appointment, the FDIC entered into a purchase and assumption agreement with First-Citizens Bank & Trust Company, Raleigh, North Carolina (“First Citizens”) whereby First Citizens purchased certain assets of United Western and assumed all of the deposits of United Western.

FACTS

30. In 1993, UWBI (f/k/a Matrix Capital Corporation) acquired United Western (f/k/a Dona Ana Savings & Loan), a federally-chartered savings association with one branch located in Las Cruces, New Mexico.  From 1993 forward, United Western developed a successful business as a processing and settlement bank for settlement and trust companies.  The Bank, through its specialized systems, provided key settlement and processing services to facilitate transactions by the Institutional Depositors and their customers.  Additionally, over the last five years,United Western expanded its traditional community banking activities to include eight full-service branches.

31. The Bank maintained long term contractual agreements with Institutional Depositors engaged in providing regulated trust, escrow, clearing or settlement services to their customers.  The trust company Institutional Depositors are primarily engaged in the business of serving as qualified custodians and agents for hundreds of thousands of United States citizens and others who have established self-directed IRA, 401(k), and other retirement accounts.  The clearing and settlement company Institutional Depositors provide settlement, clearing and back-office services to thousands of customers including, Financial Industry Regulatory Authority regulated correspondent brokerage firms and their customers, banks, investment advisors and others.

32. The Institutional Depositors frequently hold idle funds that are in transit from one external investment to another or are awaiting distribution to their customers and these funds, as an incidental accommodation to the underlying customers, are maintained on deposit at United Western.The primary purpose of the Institutional Depositors in depositing funds at the Bank is to facilitate their custodial, settlement, clearing and escrow businesses.

33. The Bank’s Institutional Depositor relationships, some of which date back over 13 years, have shown consistent growth and stability.  As of December 31, 2010, these deposits accounted for approximately $1.15 billion, or approximately 74 percent of the Bank’s deposits.These deposits were stable and were not likely to be withdrawn from the Bank absent an adverse, inappropriate regulatory action.

The Recapitalization Transaction

34. In recent months, as Plaintiffs diligently worked to meet both the challenges of the nationwide financial crisis and the ever escalating demands of the OTS and FDIC, they simultaneously arranged for a private sector $200 million recapitalization of the Bank.  On October 29, 2010, the Bank provided the FDIC and OTS with an investment agreement (“Investment Agreement”) between UWBI and three principal investors (the “Anchor Investors”) whereby the Anchor Investors would purchase $103 million of shares of UWBI via a private offering, thereby allowing UWBI to raise in the aggregate at least $200 million from the Anchor Investors and other investors, with the majority of such proceeds raised being transferred to the Bank to further improve the Bank’s capital position (the “Recapitalization Transaction”).

35. On October 29, 2010, representatives of the Bank and UWBI requested a meeting with the OTS and FDIC to discuss the Recapitalization Transaction.  After numerous requests for a meeting to discuss the Recapitalization Transaction, the FDIC and OTS finally met with representatives of the Bank and UWBI on November 17, 2010, at the OTS’s headquarters in Washington, DC.  The purpose of this meeting was to explain the transaction and secure the agencies’ cooperation in achieving a private sector recapitalization.

36. At the November 17, 2010 meeting, the OTS Deputy Director and his deputies stated that the OTS had a strong bias for a traditional community bank model and no longer approved of United Western’s long-standing hybrid community banking and processing and settlement business model.  The OTS took this position despite the fact that United Western’s business model was the very reason why United Western was able to attract hundreds of millions of dollars in new capital at a time when most community banks could not.  All of the alleged issues, or any perceived weaknesses in the Bank’s finances or operations raised by the OTS Deputy Director and his deputies at this meeting, stemmed from the OTS’s baseless desire to cause United Western to abandon its business model and instantly transform itself into a traditional community bank funded by local “mom and pop” deposits.

37. As originally proposed, the Investment Agreement was contingent on the FDIC and OTS taking a number of reasonable and timely actions.  As it became clear to the Bank and UWBI that the OTS and FDIC were intent on impeding rather than supporting the Bank’s recapitalization, UWBI engaged in further negotiations with the Anchor Investors to modify the terms of the Investment Agreement to minimize the actions required of the Defendants.

38. United Western and UWBI informed the Anchor Investors of the actions by the OTS and FDIC, many of which appeared to be designed to frustrate the Recapitalization Transaction and set the Bank on a course to seizure.  Despite the regulatory challenges to closing on the Recapitalization Transaction, the Anchor Investors remained committed to the Recapitalization Transaction.  In fact, all three of the Anchor Investors agreed to increase their investments which information was communicated to the OTS on January 20, 2011.  In addition, UWBI and the Bank diligently worked to attract additional commitments to complete the minimum $200 million investment contemplated by the Investment Agreement.

39. United Western and UWBI kept officials at the highest level of the OTS and FDIC, including the Acting Director, apprised of the constant and significant progress being made towards closing the Recapitalization Transaction.  For example, on December 2, 2010, United Western informed the OTS and FDIC that the NASDAQ had granted UWBI permission to issue additional shares of common stock to be sold pursuant to the Recapitalization Transaction without prior approval of UWBI’s shareholders.  This permission would allow UWBI to quickly close the Recapitalization Transaction.

40. On December 29, 2010, UWBI provided the OTS and FDIC with an additional written status update regarding the Recapitalization Transaction.  At that time, the total investment from the Anchor Investors and other investors who had made informal commitments or expressions of interest satisfied the $200 million minimum investment in the Investment Agreement.  Neither agency formally responded to this communication.

41. On January 10, 2011, UWBI informed the OTS and FDIC that the total investment from the Anchor Investors and other investors who had made informal commitments or expressions of interest were expected to satisfy the $200 million minimum in the Investment Agreement.  Neither agency formally responded to this communication.

42. On January 11, 2011, UWBI informed the OTS and FDIC that an investor had approved a substantial investment in UWBI and was reviewing an investment agreement.  Neither agency formally responded to this communication.  On January 21, 2011, UWBI provided the OTS and FDIC with a letter of intent from this investor for a $17.5 million investment in UWBI.

3. On January 20, 2011, UWBI provided the OTS and FDIC with a letter of intent from an additional investor for a $10 million investment in UWBI.

44. On January 21, 2011, UWBI informed the OTS and FDIC that all of the Anchor Investors had agreed to increase their investments and extend the expiration date for the Investment Agreement from January 31, 2011, until March 15, 2011.  These agreements demonstrated that, despite the numerous regulatory hurdles, the Recapitalization Transaction had not been derailed.

45. There was no rational basis for the OTS to conclude that the Bank had “no realistic prospects for raising capital in the short term” and that it was therefore operating in an unsafe or unsound condition in the face of the Recapitalization Transaction.

The FDIC’s Brokered Deposit Determination

46. In early 2010, after the Bank had been in the processing and settlement business for more than 16 years and had a lengthy and successful history of stable relationships with its Institutional Depositors, the FDIC for the first time raised questions regarding whether the deposits associated with the Institutional Depositors were brokered deposits (the “FDIC Deposit Questions”).  Neither the FDIC nor the OTS had ever previously raised such a concern, though both agencies had long been aware of United Western’s relationships with the Institutional Depositors, having conducted periodic examinations of the Bank over the last seventeen years.

47. A “brokered deposit” is “any deposit that is obtained, directly or indirectly, from or through the mediation or assistance of a deposit broker.”  12 C.F.R. Part 337.6(a)(2).

48. A “deposit broker” is:

 “any person engaged in the business of placing deposits, or facilitating the placement of deposits, of third parties with insured depository institutions or the business of placing deposits with insured depository institutions for the purpose of selling interests in those deposits to third parties.” 12 U.S.C. §1831f(g)(1)(A).

49. If a depositor falls within one of the nine statutory exclusions to the definition of “deposit broker,” the depositor is not a deposit broker.  Each of the Institutional Depositors satisfy the “primary purpose” exclusion:

“[T]he term deposit broker does not mean … an agent or nominee whose primary purpose is not the placement of funds with the depository institution.”  12 U.S.C. § 1831f(g)(2)(I); 12 C.F.R. Part 337.6(a)(5).

50. The legislative history surrounding the enactment of 12 U.S.C. § 1831f makes clear that Congress’ concern was the threat posed by “hot” money to troubled institutions.  “Hot” money is defined as short-term funds that a depositor or investor seeks to place in whichever depository institution provides the best terms.  See Insured Brokered Deposits and Federal Depository Institutions Before the Subcomm. On Gen. Oversight and Investigations of the Comm. On Banking, Fin. And Urban Affairs, 101st Cong. (1989) (statement of Robert L. Clarke, Comptroller of the Currency).  Congress was concerned “by the ready availability of brokered funds, obtained through the payment of above-market rates, to support risky and speculative asset investment by weak and insolvent institutions.”  S. Rep No. 101-19 (1989).  These concerns do not apply to the stable deposits placed by the Institutional Depositors at the Bank.

51. In March 2010, United Western responded to the FDIC Deposit Questions by providing the FDIC with substantial documentary evidence and legal opinions demonstrating that the Institutional Depositors are not deposit brokers because the Institutional Depositors’ activities fall squarely within the primary purpose exclusion (i.e., the Bank ably demonstrated to the FDIC that each of the Institutional Depositor’s acted as an agent or nominee whose primary purpose was not the placement of funds with a depository institution).  Thereafter, the Bank engaged in an extended dialogue with the FDIC and OTS to explain its business model and the factual basis for its position that the deposits were exempt from the limitations placed on the receipt of “brokered deposits.”

52. On June 2, 2010, the Bank received a determination issued by the FDIC Dallas Regional Office dated May 24, 2010, deeming the Institutional Depositors to be “deposit brokers” within the meaning of 12 U.S.C. § 1831f and 12 C.F.R. § 337.6 (the “First Brokered Deposit Determination”).

53. The First Brokered Deposit Determination was based on a single fact-specific, non-binding advisory opinion issued by FDIC legal staff in response to a request by a regulated institution.  FDIC Advisory Opinion 05-02 (Feb. 5, 2005).  The FDIC on its own website cautions readers of Advisory Opinions that such opinions “express the views and opinions of individual FDIC staff lawyers and are not binding on the FDIC … [and] should only be considered advisory in nature, and the reader bears the responsibility for relying on them.”   FDIC Laws, Regulations, and Related Acts – Advisory Opinions, available at http://www.fdic.gov/regulations/laws/rules/4000-300.html.

54. As a consequence of the Bank’s status as an adequately capitalized institution under the OTS’s prompt corrective action (“PCA”) regulations, 12 C.F.R. § 565.4, United Western was prohibited from holding brokered deposits absent receipt of a written waiver from the FDIC.  12 C.F.R. § 337.6.

55. On June 10, 2010, United Western filed a waiver request with the FDIC requesting the FDIC issue a waiver pursuant to 12 C.F.R. § 337.6(c), allowing the Bank to continue to accept, renew and roll over brokered deposits.  The waiver request reiterated the Bank’s position that the

Institutional Depositors were not deposit brokers and the Bank reserved its rights to challenge the FDIC’s determination.

56. In May 2010, the OTS presented the Bank with a proposed order to cease and desist from certain activities.  In the interests of cooperation and avoiding the costs associated with litigation, United Western consented to the order and on June 25, 2010, the OTS issued the Bank an order (the “Order”).  The Order issued to United Western imposed a requirement on the Bank to “meet and maintain” elevated capital ratios.  The effect of such requirement was to disqualify the Bank from being deemed “well capitalized” so long as that provision was in effect, thereby indefinitely subjecting the Bank to restrictions on the acceptance of any deposits deemed to be brokered absent the issuance of a waiver by the FDIC.

57. Notably, the 15-page Order did not indicate that the OTS had any concerns regarding United Western’s relationships with the Institutional Depositors or the related deposit concentrations.

58. On June 30, 2010, representatives of United Western and UWBI met with representatives of the FDIC and OTS at the FDIC’s Washington, DC headquarters.  At the meeting, United Western and UWBI reviewed the Bank’s long-standing business model with the FDIC and OTS and answered questions regarding United Western’s relationships with the Institutional Depositors, why the institutional deposits were not brokered and UWBI’s plans for recapitalization of the Bank.  At this meeting, a senior FDIC official stated that the May 24, 2010 determination was a “preliminary determination” and was under review.

59. Over the next three months United Western supplemented its waiver application numerous times at the FDIC’s request.  Each of these supplemental communications addressed the FDIC’s questions and provided extensive documentation in support of the conclusion that the Institutional Depositors are not deposit brokers.  The FDIC never acted upon the waiver request.

60. On November 5, 2010, based on an arbitrary and capricious misreading of the primary purpose exclusion, the FDIC determined that the Institutional Depositors are deposit brokers (the “Final Brokered Deposit Determination”).  Again, the FDIC wrongly concluded that because the Institutional Depositors relationships do not conform to FDIC Advisory Opinion 05-02, a non-binding, fact-specific staff opinion, the Institutional Depositors do not come within the statutory primary purpose exclusion.  The FDIC’s reasoning runs contrary to the plain language of 12 U.S.C. § 1831f(g)(2)(I) and the FDIC’s own implementing regulation, 12 C.F.R. § 337.6.

61. United Western promptly notified the FDIC of its intent to appeal the Final Brokered Deposit Determination through the FDIC’s administrative appeals process.  In response, a senior FDIC official, on behalf of the FDIC, agreed not to take any action to enforce the determination pending resolution of United Western’s appeals.

62. Though the FDIC agreed to effectively stay the Final Brokered Deposit Determination, both the FDIC and OTS relied on the determination in concluding that the institutional deposits were unstable and that, therefore, the Bank likely faced a liquidity crisis.

63. In the course of preparing for its appeal, United Western learned that, with respect to another depository institution that held deposits from one of the Institutional Depositors, the FDIC had taken a position directly contradicting the Final Brokered Deposit Determination.  Specifically, the FDIC directed another institution not to treat deposits from one of the Institutional Depositors as brokered.  The FDIC’s inconsistent treatment of deposits from a single depositor is contrary to the plain language and intent of 12 U.S.C. § 1831f.

64. Though Advisory Opinion 05-02 does not set forth generally applicable rules or alter the statutory language, and in spite of the fact that the Final Brokered Deposit Determination is arbitrary and capricious, on December 6, 2010, United Western advised the FDIC and the OTS that it had altered its agreements with most of the Institutional Depositors to conform to the relationship described in Advisory Opinion 05-02.  Neither agency formally responded to this communication.

65. On January 4, 2011, United Western filed a request for review of the Final Brokered Deposit Determination, the first step in the FDIC administrative appeals process. It was United Western’s intent to bring an Administrative Procedure Act claim in federal court should the FDIC render an unfavorable opinion.  The unlawful seizure of United Western has the effect of denying United Western its appeal rights and sparing the FDIC from having to rule on United Western’s pending appeal.

66. Throughout this lengthy process, the Institutional Depositors, with the exception of one small depositor and one other depositor who was forced to terminate its relationship with United Western based on an OTS directive described below, did not withdraw funds from United Western outside the normal course of business or threaten to terminate their long-standing relationships.  Rather than withdrawing funds, a number of the Institutional Depositorsagreed to modify their deposit agreements in order to keep funds on deposit at the Bank in light of the pending recapitalization.

67. There was no rational basis for the OTS to conclude that the remaining Institutional Depositors would withdraw their deposits from the Bank and, therefore, no rational basis to conclude that the Bank was likely to face a liquidity crisis.

68. Upon information and belief, none of the remaining Institutional Depositors withdrew funds upon First Citizens’ assumption of United Western’s deposits.

United Western Was Not “Undercapitalized”

69. As Plaintiffs’ worked diligently towards closing the Recapitalization Transaction, the OTS and FDIC subjected United Western to a flurry of supervisory actions designed to undermine these efforts, moving the Bank away from its proven business model and leaving as its only option an unrealistic, immediate termination of its processing and settlement business and an abrupt and untenable switch to a traditional community banking model.

70. On October 25, 2010, the OTS notified United Western that it had concluded that United Western’s other-than-temporary-impairment (“OTTI”) methodology was inadequate and that additional write-downs against the Bank’s capital were required.

71. The Bank’s methodology was based on models developed by an independent third party that provides similar services to numerous financial institutions throughout the United States, including a financial institution located in Denver, Colorado which, on information and belief, continues to use the same OTTI methodology the Bank previously used with the concurrence of the FDIC.

72. On October 26 and November 10, 2010, the Bank replied to the OTS, providing evidence demonstrating that its methodology was consistent with Generally Accepted Accounting Principles (“GAAP”).  Furthermore, as a critical accounting policy, UWBI’s independent public accounting firm devoted substantive audit and review procedures to test the reasonableness of the Bank’s and UWBI’s methodology, consistency, and conclusions with respect to OTTI.

73. On December 3, 2010, the OTS issued a directive to United Western mandating that it recognize, as of September 30, 2010, an additional $16.3 million OTTI charge against its capital on the Bank’s portfolio of non-agency mortgage-backed securities (the “OTTI Directive”).  The OTS and FDIC were aware that this portfolio was to be removed from the Bank’s balance sheet upon consummation of the Recapitalization Transaction.

74. The OTTI Directive was based on the OTS’s conclusion that United Western’s methodology did not conform to unspecified “regulatory reporting requirements.”  The OTS did not conclude that United Western’s methodology was not GAAP compliant.

75. According to OTS guidance, banks are “responsible for assessing and documenting quarterly, whether each impaired security is OTTI under GAAP” and not under the undefined “regulatory reporting requirements” cited by the OTS in the OTTI Directive.  The same guidance recognizes that “assessing OTTI is complex and involves significant judgment” and that “there are no ‘bright lines’.”  OTS, Accounting Considerations Related to Other-Than-Temporary-Impairment of Securities, p. 1, 11 (September 3, 2009).

76. Despite its strong disagreement that there was any basis for the OTTI Directive, on December 8, 2010, United Western filed an amended Thrift Financial Report (“TFR”) reflecting the additional OTTI charges.

77. Due to the unwarranted capital write-downs mandated by the OTS, United Western reported that it had a total risk-based capital ratio of 7.8 percent, or 0.2 percent less that the 8.0 percent threshold required to be considered “adequately capitalized.”

78. Per the OTS’s PCA regulations, a savings association that has less than 8.0 percent total risk-based capital is “undercapitalized.”  An institution’s status as undercapitalized alone is not one of the thirteen statutory grounds to place a bank in receivership.  12 U.S.C. § 1821(c)(5)(K).

The OTS Exceeded Its Statutory Authority By Setting a Seven-Day Deadline
for Filing of a Capital Restoration Plan

79. On December 13, 2010, the OTS issued a PCA notification to United Western (the “PCA Notice”) based on the December 8, 2010 amended TFR stating that the Bank had a total risk-based capital ratio of 7.8 percent as of September 30, 2010.  The notification states that United Western was deemed to have notice of its undercapitalized status as of December 8, 2010.

80. In the PCA Notice, the OTS demanded that United Western file a CRP by December 20, 2010, that would set out how the Bank would become adequately capitalized by December 31, 2010.  In setting an unreasonably short seven-day deadline from the date of the PCA notification, the OTS acted arbitrarily, capriciously, and in excess of its statutory authority.

81. Pursuant to 12 U.S.C. § 1831o(e)(2), an undercapitalized institution must file a CRP with its regulator setting forth the steps the institution would take to become adequately capitalized.  12 U.S.C. § 1831o(e)(2)(D) mandates that the OTS, by regulation, establish deadlines that “provide insured depository institutions with reasonable time to submit” CRPs and generally not allow more than 45 days after the institution becomes undercapitalized.

82. Pursuant to 12 U.S.C. § 1831o(e)(2)(D), the OTS promulgated 12 C.F.R. § 565.5 which states:

A savings association shall file a written [CRP] with the appropriate Regional Office within 45 days of the date that the savings association receives notice or is deemed to have notice that the savings association is undercapitalized … unless the OTS notifies the savings association in writing that the plan is to be filed within a different period.

83. OTS is not entitled to ignore or to alter by regulation the requirement set forth by Congress that depository institutions be provided a “reasonable time” to submit a CRP.  The OTS has no authority to require a CRP be submitted in anything less than a reasonable period of time.  Thus, the setting of a seven day deadline to file a CRP is patently unreasonable and in excess of the OTS’s statutory authority.

84. Despite not being provided with a reasonable amount of time to submit a plan, on December 20, 2010, United Western submitted a CRP that complied with the requirements of 12 U.S.C. § 1831o(e)(2)(B).  The CRP set forth how, through the Recapitalization Transaction, the Bank would achieve capital levels well in excess of the ratios required to be considered well-capitalized pursuant to the OTS’s PCA regulations.  Specifically, upon closing of the Recapitalization Transaction, United Western would have a Tier 1 (Core) Capital ratio of 9.5 percent and a Total Risk-Based Capital ratio of approximately 18 percent on a forecasted basis.  A revised business plan was also submitted with the CRP.

85. The Bank’s CRP satisfied all the criteria required to be acceptable to the OTS.  Specifically, the CRP was based on realistic assumption, would not appreciably increase risk to the Bank, and was accompanied by a guarantee from UWBI that was contingent on acceptance of the CRP by the OTS.   See 12 U.S.C. § 1831o(e)(2)(C).

The OTS and FDIC Undermined the Bank to Force the Seizure of a Viable Institution

86. On December 13, 2010, the OTS issued two directives to the Bank, the first of which required that United Western not allow any Institutional Depositor to maintain on deposit at the Bank an amount less than the minimum amount required by the contracts between the Institutional Depositors and United Western.

87. The second directive dated December 13, 2010, related to employee benefit plan deposits (“Employee Benefit Plan Directive”).  This directive required that, within two days, the Bank provide the OTS with a description of all employee benefit plan deposits and the steps taken to comply with 12 U.S.C. § 1821(a)(1)(D)(ii) which prohibits an undercapitalized bank from accepting employee benefit plan deposits.  The Bank immediately took action to comply with both directives.

88. On December 20, 2010, one of the Institutional Depositors began an orderly withdrawal of funds from United Western to ensure that the Bank could comply with the Employee Benefit Plan Directive.  Such withdrawal was without consequence as United Western’s business plan assumed the withdrawal of a material portion of this Institutional Depositor’s funds in 2011 because this depositor was being acquired by a third party.  Accordingly, the withdrawal of these deposits had no effect on United Western’s ability to pay its obligations or meet its depositors’ demands in the normal course of business.

89. Between early 2010 when the FDIC and OTS first began raising questions about the Institutional Depositor relationships, and December 20, 2010, only one of the smaller Institutional Depositors had withdrawn its deposits from the Bank.  Such withdrawal had no measurable effect on the financial condition or operations of United Western and had no affect on United Western’s ability to pay its obligations or meet depositors’ demands in the normal course of business.

90. With the issuance of the OTTI and the Employee Benefit Plan Directives, the OTS and FDIC finally succeeded in forcing the departure of one of the larger Institutional Depositors and engineering support for their theory that there was an impending liquidity crisis.  However, the fact that one of the Institutional Depositors was forced to withdraw its funds to facilitate the Bank’s compliance with a regulatory directive does not change the fact that, despite the unwarranted, arbitrary and capricious actions by the OTS to force out depositors, the remaining Institutional Depositors were committed to maintaining their deposits at the Bank.

91. On December 21, 2010, the OTS issued a directive requiring United Western to file a revised liquidity contingency plan (“LCP”) within seven days.  In the LCP filed on December 28, 2010, United Western reiterated that the Bank had carefully and prudently reviewed the possibility of withdrawals by the remaining Institutional Depositors and was confident that in contemplation of the Recapitalization Transaction, none of the remaining Institutional Depositors would seek to withdraw funds from the Bank.

92. Though the OTS asserted as grounds for receivership that the Bank did not have an adequate liquidity plan, the OTS did not accept or reject the Bank’s LCP.

93. United Western took timely action to comply with each of the many directives issued by the OTS, without regard to the legitimacy or reasonableness of the directives or the deadlines set forth therein.  And despite the challenges presented by these regulatory actions, United Western and UWBI continued to progress towards a near-term closing for the Recapitalization Transaction.

The Unlawful Seizure of United Western Bank

94. On January 18, 2011, only days before the unlawful seizure of United Western, the OTS issued a series of arbitrary responses to submissions by the Bank, all made with an eye towards setting up a seizure.  First, the OTS denied the Bank’s July 2010 operating subsidiary application to acquire Legent Clearing LLC (“Legent”), one of the Institutional Depositors.  The Legent acquisition was a condition precedent to the Recapitalization Transaction as originally structured.  The FDIC, which also had to approve the acquisition, never took final action on the application, allowing it to languish for six months.

95. In the six months that passed between the Bank’s submission of the application to acquire Legent and the OTS response, rather than simply wait for the OTS and FDIC to act, UWBI and

United Western proactively developed an alternative acquisition plan that did not require OTS or FDIC approval.  Under this alternative plan, Legent would be acquired directly by UWBI rather than by United Western, a transaction agreed to in concept by the Anchor Investors.  Thus, the Defendants’ reliance on the rejection of the Legent acquisition application to conclude that the Recapitalization Transaction would not be consummated was misplaced.

96. On January 18, 2011, the OTS also arbitrarily and capriciously denied United Western’s CRP and proposed business plan.  The OTS rejection of the CRP was essentially based on two factors: the OTS’s sudden and baseless disapproval of United Western’s long-standing business model and the OTS’s incorrect conclusion that the Anchor Investors would not waive a number of conditions in the Recapitalization Transaction.  In fact, UWBI and United Western had been engaged in constant negotiations with the Anchor Investors and had secured commitments to waive certain conditions and move forward with the Recapitalization Transaction.

97. On January 19, 2011, United Western requested an in-person meeting to discuss the January 18 communications from the OTS and the pending Recapitalization Transaction.  The same day the OTS rejected United Western’s request for a meeting, but did agree to a conference call on January 20, 2011.

98. During the January 20, 2011 conference call, UWBI and United Western informed the OTS that the Recapitalization Transaction was progressing despite the January 18, 2011 rejections, including the fact that Legent would be acquired by UWBI in lieu of the Bank.  UWBI and United Western also informed the OTS that the each of the three largest Institutional Depositors had agreed to extend the term of its agreement with the Bank as a result of the continuing progress of the Recapitalization Transaction.  Therefore, the Bank’s liquidity position remained stable and solid.  The OTS had no questions for UWBI or United Western regarding these or any other topics during the January 20, 2011 conference call.

99. On January 21, 2011, the Defendants unlawfully seized United Western Bank in the absence of any statutory grounds authorizing placing the Bank into receivership.

CLAIM FOR RELIEF
 (Violation of 12 U.S.C. § 1464(d)(2)(A))

100. The Bank realleges and incorporates by reference the allegations in paragraphs 1 through 99 of this Complaint as if set forth fully herein.

101. The seizure of the Bank and the appointment of the FDIC as receiver was a violation of 12 U.S.C. § 1464(d)(2)(A).  That section authorizes such action only if one or more of the grounds specified in 12 U.S.C. § 1821(c)(5) exist.

102. There was no rational basis in the record before Defendants to determine that any of the grounds set forth in 12 U.S.C. § 1821(c)(5) as stated in the Order appointing the receiver existed with respect to the Bank at the time of the seizure of the Bank and the appointment of a receiver, and the Defendants therefore exceeded their statutory authority.

PRAYER FOR RELIEF

WHEREFORE, the Bank respectfully requests the Court to grant the following relief:

1.	An order directing the OTS and the Acting Director to remove the FDIC as receiver of the Bank and return control of the Bank to Plaintiffs;

2.	An order awarding Plaintiffs’ costs and attorney’s fees as may be permitted by law; and

3.	An order awarding the Plaintiffs such other relief as may be just and equitable.

Respectfully submitted,
/s/ Andrew L. Sandler

Andrew L. Sandler (DC Bar No. 387825)
Samuel J. Buffone (DC Bar No. 161828)
Liana R. Prieto (DC Bar No. 987287)
BuckleySandler LLP
1250 24th St., NW, Suite 700
Washington, DC 20037
(202) 349-8001 (Telephone)
(202) 349-8080 (Facsimile)
asandler@buckleysandler.com

Attorneys for Plaintiffs United Western Bank, Guy A. Gibson, and Michael J. McCloskey

/s/ Kirby D. Behre

Kirby D. Behre (DC Bar No. 398461)
Lawrence D. Kaplan (DC Bar No. 415186)
Paul, Hastings, Janofsky & Walker LLP
875 15th Street NW
Washington, DC 20005
(202) 551-1719 (Telephone)
(202) 551-0119 (Facsimile)
kirbybehre@paulhastings.com

Attorneys for Plaintiffs United Western Bank, James H. Bullock, Charles J. Berling, and Robert T. Slezak

/s/ Theodore J. Abariotes

Theodore J. Abariotes
Deputy General Counsel
United Western Bancorp, Inc.
700 17th Street, Suite 2100
Denver, Colorado 80202
(720) 932-4216 (Telephone)
(720) 946-1218 (Facsimile)
tabariotes@uwbancorp.com

Attorney for Plaintiffs United Western Bank and United Western Bancorp, Inc.